Exhibit 10.02
This Annual Incentive Plan (“Plan”) of Symantec Corporation (“Symantec”) is effective as of April 1, 2007. The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.
FY08 Executive Annual Incentive Compensation Plan

Job Category:

Purpose:	Provide critical focus on specific, measurable corporate goals and provide performance-based compensation based upon the level of attainment of such goals.

Bonus Target:	The target incentive bonus for this executive position is ___% of the annual base salary. Annual base salary has been established at the beginning of the fiscal year. Bonuses will be paid based on actual annual base salary earnings from time of eligibility under the Plan through March 31, 2008. Payments will be subject to applicable payroll taxes and withholdings.

Bonus Payments:	The annual incentive bonus will be paid once annually. Payment will be made within six weeks of the financial close of the fiscal year. Any payment due under this Plan is at the sole discretion of the Administrator of the Plan.

Components:	Two performance metrics will be used to determine the annual incentive bonus payment as determined by the Administrator. The company’s reported numbers are based on non-GAAP Corporate Revenue & EPS results.

Metric	Weighting
Corporate Revenue	50%
Corporate Earnings per Share	50%

Achievement Schedule:	The established threshold must be exceeded for the applicable performance metric before the bonus applicable to such performance metric will be paid. Corporate Revenue and Corporate EPS achievement is uncapped.

Pro-ration:	The calculation of the annual incentive bonus will be based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days participant is employed as a regular status employee of Symantec during the fiscal year.

Eligibility:	Participants must be regular status employees on the day bonus checks are distributed. If the company grants an interim payment for any reason, the participant must be a regular status employee at the end of that performance period in order to receive such payment. A participant who leaves before the end of the fiscal year will not be eligible to receive the annual incentive bonus or any pro-rated portion thereof. The Plan participant must be a regular status employee of Symantec at the end of the fiscal year in order to be eligible to receive the annual incentive bonus and at the time the bonus checks are distributed, unless otherwise determined by the Administrator.

To be eligible for the plan in the given fiscal year, participants must be in an eligible position for at least 60 days before the end of the plan year. Employees hired or

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Job Category:

promoted into an eligible position with less than 60 days in the plan year will join the annual bonus plan in the next fiscal year.

Exchange Rates:	The performance metrics will not be adjusted for any fluctuating currency exchange rates.

Target Changes:	In the event of an accretive event, such as a stock buyback, or other events that might have an effect on the revenue or EPS targets of the Company, such as acquisition or purchase of products or technology, the Administrator may at its discretion adjust the Revenue Growth and/or Earnings per Share to reflect the potential impact upon Symantec’s financial performance.

Plan Provisions:	This Plan is adopted under the Symantec Senior Executive Incentive Plan effective as of April 3, 2004 and approved by Symantec’s stockholders on August 21, 2003.

This Plan supersedes the FY07 Executive Annual Incentive Plan dated April 1, 2006, which is null and void as of the adoption of this Plan.

Participation in the Plan does not guarantee participation in other or future incentive plans. Plan structures and participation will be determined on a year-to-year basis.

The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board of Directors reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.

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